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                                                                     EXHIBIT 11
                            BEAZER HOMES USA, INC.
                 STATEMENT COMPUTATION OF PER SHARE EARNINGS
              (Dollars in thousands, except per share amounts)

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                                                                     Year ended
                                                                    September 30,
                                                               ----------------------
                                                                  1996         1995
                                                               ----------------------
Primary:
 Earnings
  Net income                                                     $18,266       $11,352
  Less: Dividends on preferred shares (a)                          4,000           611
                                                               ---------     ---------
  Net income applicable to common shares                         $14,266       $10,741
                                                               ---------     ---------
                                                               ---------     ---------
 Shares
  Weighted average number of unrestricted
   common shares outstanding                                   6,374,961     8,557,669
  Weighted average number of restricted
   common shares outstanding, net                                 98,809       152,684
  Dilutive effect of outstanding options as determined
   by the application of the treasury stock method                 1,397            --
                                                               ---------     ---------
  Weighted average number of shares outstanding,
   as adjusted                                                 6,475,167     8,710,353
                                                               ---------     ---------
                                                               ---------     ---------
 Primary net income per share                                      $2.20         $1.23
                                                               ---------     ---------
                                                               ---------     ---------
Fully-diluted:
 Earnings
  Net income (b)                                                 $18,266       $10,741
                                                               ---------     ---------
 Shares
  Weighted average number of unrestricted
   common shares outstanding                                   6,374,961     8,557,669
  Weighted average number of restricted
   common shares outstanding, net                                 98,807       152,684
  Dilutive effect of outstanding options as determined
   by the application of the treasury stock method                 1,397            --
  Assumed conversion of preferred stock (a)                    2,624,672            --
                                                               ---------     ---------
  Weighted average number of shares outstanding,
   as adjusted                                                 9,099,839     8,710,353
                                                               ---------     ---------
 Net income per share assuming full dilution                       $2.01         $1.23
                                                               ---------     ---------
                                                               ---------     ---------
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(a) The Company's Series A Cumulative Convertible Exchangeable Preferred
    Stock (2,000,000 shares of $50,000,000 aggregate liquidation preference, convertible into 2,624,672 shares of common stock), issued in August 1995.
    The assumed conversion is excluded from the September 30, 1995 calculation of fully-diluted earnings per share as the effect of such conversion is antidilutive.

(b) For the year ended September 30,1995 represents net income applicable to common shares.